As filed with the Securities and Exchange Commission on June 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Symantec Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0181864
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or	Identification No.)
Organization)

20330 Stevens Creek Boulevard
Cupertino, California 95014-2132

(Address of Principal Executive Offices)

Symantec Corporation 1998 Employee Stock Purchase
Plan, as amended

(Full Title of the Plan)

John W. Thompson
Chairman of the Board and Chief Executive Officer
20330 Stevens Creek Boulevard
Cupertino, California 95014-2132

(Name and Address of Agent For Service)

(408) 517-8000

(Telephone Number, Including Area Code, of Agent For
Service)

Copy to:
Richard A. Peers
Heller Ehrman White & McAuliffe LLP
2775 Sand Hill Road
Menlo Park, California 94025
Telephone: (650) 324-7000
Facsimile: (650) 324-0638

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities	to be	Price	Offering	Registration
to be Registered	Registered(1)	per Share(2)	Price	Fee
Common Stock, par value $0.01 per share	3,103,258	$41.57	$129,002,435.00	$16,344.61

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on June 15, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed by Symantec Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended April 2, 2004; and

(b)	The description of Registrant’s Common Stock contained in the Registrant’s Registration Statement filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

     As permitted by Section 145 of the Delaware General Corporation Law, Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

-	for any breach of the director’s duty of loyalty to Registrant or its stockholders;

-	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

-	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

-	for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, Registrant’s Bylaws provide that:

-	Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

-	Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its bylaws or agreements to which it is a party;

-	Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

-	the rights conferred in the Bylaws are not exclusive.

     Registrant has entered into Indemnity Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in Registrant’s Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of Registrant regarding which indemnification is sought, nor is Registrant aware of any threatened litigation that may result in claims for indemnification.

     Registrant maintains directors’ and officers’ liability insurance and intends to extend that coverage for public securities matters.

     See also the undertakings set out in response to Item 9.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Item
No.	Description of Item
5.1	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-4)

99.1	Symantec Corporation 1998 Employee Stock Purchase Plan, as amended (Incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed on December 19, 2000) (No. 333-52200)

Item 9. Undertakings.

A.	The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cupertino, State of California, on this 16th day of June, 2004.

Symantec Corporation
By:	/s/John W. Thompson
John W. Thompson
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY TO SIGN AMENDMENT

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John W. Thompson, Gregory E. Myers and Arthur F. Courville, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/John W. Thompson	Chairman of the Board of Directors and Chief	June 16, 2004
Executive Officer
John W. Thompson

/s/Gregory E. Myers	Chief Financial Officer and Senior Vice	June 16, 2004
President of Finance
Gregory E. Myers

/s/Tania Amochaev	Director	June 16, 2004

Tania Amochaev

/s/George Reyes	Director	June 16, 2004

George Reyes

/s/Franciscus Lion	Director	June 16, 2004

Franciscus (Frans) Lion

/s/Robert S. Miller	Director	June 16, 2004

Robert S. Miller

/s/William T. Coleman	Director	June 16, 2004

William T. Coleman

/s/Daniel H. Schulman	Director	June 16, 2004

Daniel H. Schulman

/s/David Mahoney	Director	June 16, 2004

David Mahoney

Index to Exhibits

Item
No.	Description of Item
5.1	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-4)

99.1	Symantec Corporation 1998 Employee Stock Purchase Plan, as amended (Incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed on December 19, 2000) (No. 333-52200)